RIDGEWORTH FUNDS

SHAREHOLDER SERVICING PLAN

A SHARES and I SHARES

This Shareholder Servicing Plan (the “Plan”) is adopted by RidgeWorth Funds, a Massachusetts business trust (the “Trust”), on behalf of each of its Funds set forth in Schedule A, as amended from time to time (individually, a “Fund,” and collectively, the “Funds”), subject to the following terms and conditions:

Section 1. Annual Fees.

Shareholder Services Fee. Each Fund (or class thereof, as the case may be) may pay to financial institutions that provide certain services to the Funds, a shareholder and/or administration services fee under the Plan (the “Service Fee”). Such Service Fee is calculated at an annual rate of the average daily net assets of the Fund or class attributable to said financial institution. The maximum Service Fee for each Fund is set forth in Schedule A.

Adjustment to Fees. Any Fund may pay a Service Fee to a financial institution at a lesser rate than the fees specified in Schedule A hereof as agreed upon by the Board of Trustees and the Distributor or financial institution and approved in the manner specified in Section 3 of this Plan.

Payment of Fees. The Service Fee will be calculated daily and paid monthly by each Fund (or class thereof, as the case may be) at the annual rate indicated above, or such other rate as is agreed upon by the Fund and the Distributor or financial institution, provided that such rate shall not exceed the amount set forth in Schedule A of the average daily net assets of a Fund or class.

Section 2. Expenses Covered by the Plan.

Service Fees may be used by the financial institution for payments to financial institutions and persons who provide administrative and support services to their customers who may from time to time beneficially own shares, which may include (but are not limited to) (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders’ other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as a Fund or its shareholders may reasonably request to the extent the financial institution is permitted to do so under applicable statutes, rules and regulations.

Section 3. Approval of Trustees.

The Plan will not take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

Section 4. Continuance of the Plan.

The Plan will continue in effect for a period of one year from its date of execution, and will automatically renew for successive twelve-month periods thereafter until terminated as provided in Section 5, below. The Board of Trustees shall periodically review the appropriateness of continuing the Plan and the payments made thereunder.

Section 5. Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund (or, the shareholders of a particular class, if applicable) or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

Section 6. Amendments.

No material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 3 above.

Section 7. Written Reports.

In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 8. Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 9. Limit of Liability.

The limitation of shareholder liability set forth in the Trust’s Declaration of Trust is hereby acknowledged. The obligations of the Trust under this Plan, if any, shall not be binding upon the Trustees individually or upon holders of shares of the Trust individually but shall be binding only upon the assets and property of the Trust, and upon the Trustees insofar as they hold title thereto.

Section 10. Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940.

Adopted May 14, 2009

Amended May 23, 2013

RIDGEWORTH FUNDS

SCHEDULE A

TO THE

SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan shall be adopted with respect to the following Funds (and classes) of RidgeWorth Funds:

Fund Name	Class	Maximum Fee
Equity Funds
Aggressive Growth Stock Fund	A Shares	0.40%
Aggressive Growth Stock Fund	I Shares	0.40%
International Equity Fund	A Shares	0.40%
International Equity Fund	I Shares	0.40%
International Equity Index Fund	A Shares	0.40%
International Equity Index Fund	I Shares	0.40%
Large Cap Growth Stock Fund	A Shares	0.40%
Large Cap Growth Stock Fund	I Shares	0.40%
Large Cap Value Equity Fund	A Shares	0.40%
Large Cap Value Equity Fund	I Shares	0.40%
Mid-Cap Value Equity Fund	A Shares	0.40%
Mid-Cap Value Equity Fund	I Shares	0.40%
Select Large Cap Growth Stock Fund	A Shares	0.40%
Select Large Cap Growth Stock Fund	I Shares	0.40%
Small Cap Growth Stock Fund	A Shares	0.40%
Small Cap Growth Stock Fund	I Shares	0.40%
Small Cap Value Equity Fund	A Shares	0.40%
Small Cap Value Equity Fund	I Shares	0.40%

Fund Name	Class	Maximum Fee
Fixed Income Funds
Core Bond Fund[1]	A Shares	0.20%
Core Bond Fund	I Shares	0.20%
Corporate Bond Fund	A Shares	0.20%
Corporate Bond Fund	I Shares	0.20%
Georgia Tax-Exempt Bond Fund	A Shares	0.20%
Georgia Tax-Exempt Bond Fund	I Shares	0.20%
High Grade Municipal Bond Fund	A Shares	0.20%
High Grade Municipal Bond Fund	I Shares	0.20%
High Income Fund	A Shares	0.20%
High Income Fund	I Shares	0.20%
Intermediate Bond Fund	A Shares	0.20%
Intermediate Bond Fund	I Shares	0.20%
Investment Grade Tax-Exempt Bond Fund	A Shares	0.20%
Investment Grade Tax-Exempt Bond Fund	I Shares	0.20%
Limited Duration Fund	I Shares	0.20%
Limited-Term Federal Mortgage Securities Fund	A Shares	0.20%
Limited-Term Federal Mortgage Securities Fund	I Shares	0.20%
North Carolina Tax-Exempt Bond Fund	A Shares	0.20%
North Carolina Tax-Exempt Bond Fund	I Shares	0.20%
Seix Floating Rate High Income Fund	A Shares	0.20%
Seix Floating Rate High Income Fund	I Shares	0.20%
Seix High Yield Fund	A Shares	0.20%
Seix High Yield Fund	I Shares	0.20%
Short-Term Bond Fund	A Shares	0.20%
Short-Term Bond Fund	I Shares	0.20%

[1]	Formerly known as “Investment Grade Bond Fund”

Short-Term Municipal Bond Fund[2]	A Shares	0.20%
Short-Term Municipal Bond Fund	I Shares	0.20%
Short-Term U.S.Treasury Securities Fund	A Shares	0.20%
Short-Term U.S.Treasury Securities Fund	I Shares	0.20%
Total Return Bond Fund	A Shares	0.20%
Total Return Bond Fund	I Shares	0.20%
U.S. Government Securities Fund	A Shares	0.20%
U.S. Government Securities Fund	I Shares	0.20%
U.S. Government Securities Ultra-Short Bond Fund	I Shares	0.20%
Ultra-Short Bond Fund	I Shares	0.20%
Virginia Intermediate Municipal Bond Fund	A Shares	0.20%
Virginia Intermediate Municipal Bond Fund	I Shares	0.20%

Fund Name	Class	Maximum Fee
Allocation Strategies
Aggressive Growth Allocation Strategy	A Shares	0.40%
Aggressive Growth Allocation Strategy	I Shares	0.40%
Conservative Allocation Strategy	A Shares	0.20%
Conservative Allocation Strategy	I Shares	0.20%
Growth Allocation Strategy	A Shares	0.40%
Growth Allocation Strategy	I Shares	0.40%
Moderate Allocation Strategy	A Shares	0.40%
Moderate Allocation Strategy	I Shares	0.40%

Adopted May 14, 2009

Amended August 1, 2009

Amended September 30, 2011

Amended April 10, 2012

Amended May 23, 2013 (incorporating sub-transfer agency fees approved May 24, 2012 and effective August 1, 2012)

[2]	Formerly known as “Maryland Municipal Bond Fund”